UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CenturyTel, Inc.
  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ADDITIONAL DISCLOSURE RELATED TO THE PROXY STATEMENT DATED APRIL 5, 2010

The following information is provided to shareholders of CenturyTel, Inc. (“CenturyLink”) entitled to vote at CenturyLink’s 2010 annual meeting of shareholders scheduled to be held on May 20, 2010, or at any adjournments thereof (the “Annual Meeting”), to inform such shareholders of certain recent developments with respect to the company.  This document is being filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2010.  This document should be read in conjunction with the proxy statement of CenturyLink dated April 5, 2010 (the “Proxy Statement”).

RECENT DEVELOPMENTS

Proposed Merger with Qwest Communications International Inc.

On April 21, 2010, CenturyLink entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Qwest Communications International Inc., a Delaware corporation (“Qwest”), and SB44 Acquisition Company, a Delaware corporation and wholly owned subsidiary of CenturyLink (“Merger Sub”).

The Merger Agreement provides for a business combination whereby Merger Sub will merge with and into Qwest (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and Qwest will continue as a wholly-owned subsidiary of CenturyLink. The Boards of Directors of each of Qwest and CenturyLink have approved the Merger.

Under the Merger Agreement, at the effective time of the Merger, each outstanding share of Qwest common stock will be converted into the right to receive 0.1664 shares of CenturyLink common stock (the “Merger Consideration”).  Based on the closing market price of CenturyLink common stock on April 21, 2010, the Merger Consideration had a value on such date equal to $6.02 in CenturyLink stock per Qwest share. It is expected that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the effective time of the Merger, based on current data, CenturyLink shareholders are expected to own approximately 50.5% and Qwest stockholders are expected to own approximately 49.5% of CenturyLink’s outstanding common stock.  As of December 31, 2009, CenturyLink and Qwest served local markets in 37 states with approximately 5 million broadband Internet customers and 17 million telephone access lines.

The Merger is subject to the approval of the stockholders of Qwest and shareholders of CenturyLink and other customary closing conditions including among other things:

●	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	the effectiveness of a registration statement covering the shares of CenturyLink common stock to be issued in the Merger;

●	the approval of the listing on the New York Stock Exchange of the shares of CenturyLink common stock to be issued in the Merger;

●	the authorization required to be obtained from the Federal Communications Commission and from state public service or public utility commissions or other similar state regulatory bodies; and

●
the absence of litigation by any governmental entity seeking to prohibit the Merger or limiting CenturyLink’s ability to control Qwest following the closing or that could otherwise have a material adverse effect on the parties.

For each of Qwest and CenturyLink, the obligation to close the Merger is also subject to:

●	the accuracy of representations and warranties of, and compliance with covenants by, the other party as set forth in the Merger Agreement.

The Merger Agreement provides that CenturyLink and Qwest may mutually agree to terminate the Merger Agreement before completing the Merger.  In addition, either CenturyLink or Qwest may decide to terminate the Merger Agreement under a variety of circumstances, including if:

●
the merger is not consummated by April 21, 2011 (subject to extension if both Qwest’s stockholders and CenturyLink’s shareholders have approved the Merger but certain other conditions have not been met);

●	a court or other governmental entity issues a final and nonappealable order prohibiting the Merger;

●	the CenturyLink shareholders fail to approve the issuance of CenturyLink common stock in connection with the Merger, or the Qwest stockholders fail to adopt the Merger Agreement; or

●
the other party breaches its representations, warranties or covenants in the Merger Agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the Merger, subject to the right of the breaching party to cure the breach.

Either party may also terminate the Merger Agreement prior to the shareholder approval of the other party being obtained, if the board of directors of the other party withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the Merger Agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party.

The Merger Agreement further provides that, upon termination of the Merger Agreement under certain circumstances, Qwest may be obligated to pay CenturyLink a termination fee of $350 million and CenturyLink may be obligated to pay Qwest a termination fee of $350 million.

Under the Merger Agreement, CenturyLink has agreed to take all necessary action, effective upon closing the Merger, to appoint to CenturyLink’s Board of Directors four members of Qwest’s current Board of Directors, including Qwest’s Chairman and Chief Executive Officer, Edward A. Mueller.  Additional information about Qwest and its management is included in documents that Qwest has filed with the SEC, which can be obtained free of charge from the sources indicated below.

Qwest and CenturyLink have agreed to customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) with respect to the conduct of its business during the period between the execution of the Merger Agreement and the consummation of the Merger and (ii) to refrain from engaging in certain kinds of transactions during such period.

The foregoing descriptions of the Merger and the Merger Agreement do not purport to be complete and are qualified in their entirety by reference to CenturyLink’s periodic reports filed with the SEC under the Securities and Exchange Act of 1934 between the date of the Merger Agreement and the Annual Meeting, all of which can be obtained free of charge from the sources indicated below.  A copy of the Merger Agreement has been filed as an exhibit to CenturyLink’s Current Report on Form 8-K filed with the SEC on April 27, 2010.  The above description of the Merger Agreement and the copy of the Merger Agreement filed with the SEC have been included to provide investors with summary information regarding its terms. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Additional Information About the Merger

As required under the Merger Agreement, CenturyLink and Qwest plan to file a joint proxy statement/prospectus with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE MERGER AGREEMENT. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about CenturyLink and Qwest, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to CenturyLink, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Corporate Secretary, or to Qwest, 1801 California Street, Denver, Colorado 80202, Attention: Shareholder Relations. The respective directors and executive officers of CenturyLink and Qwest and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding CenturyLink’s directors and executive officers is available in the Proxy Statement (which was filed with the SEC by CenturyLink on April 7, 2010), and information regarding Qwest directors and executive officers is available in the proxy statement filed with the SEC by Qwest on March 17, 2010. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. This additional disclosure document shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

MISCELLANEOUS INFORMATION

Agenda for Annual Meeting

There is no change in the items of business scheduled to be conducted at the Annual Meeting, nor the CenturyLink Board of Directors’ voting recommendations with respect thereto, all of which are further described in the Proxy Statement.

Voting Information

If you have previously furnished a proxy for use at the Annual Meeting and you do not wish to change your vote or revoke your proxy, you do not need to take any action in connection with this additional disclosure document.  If you have already voted and you wish to change or revoke your proxy, you may do so, prior to the time the proxy is voted at the Annual Meeting, by giving a written revocation notice to our Secretary, by delivering timely a new proxy bearing a later date or by voting in person at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2010

As permitted by the “notice and access” rules adopted by the SEC, CenturyLink made the Proxy Statement and its 2009 Review and CEO’s Message, and will make this additional disclosure document, available electronically via the Internet.  On or about April 7, 2010, CenturyLink mailed to its shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials and how to vote online.  The Proxy Statement, 2009 Review and CEO’s Message, and this additional disclosure document are available at www.envisionreports.com/ctl.

The date of this additional disclosure document is April 29, 2010.